THE UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2018

Giga-tronics Incorporated

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

5990 Gleason Drive, Dublin, CA	94568
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 328-4650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Giga-tronics Incorporated (the “Company”) announced that on March 30, 2018, the Company granted or amended certain options in favor of John R. Regazzi, chief executive officer, and Lutz P. Henckels, acting chief financial officer. Both are also directors of the Company.

Mr. Regazzi had nonqualified options for 299,750 shares repriced from $1.64, $1.42 and $1.65 per share to $.33 per share, the closing market price on the effective date, and received a grant of 100,000 new options exercisable at $.33 per shares. The new options vest at the rate of 25% after one year and 1/48 of the original grant each month thereafter, so all options are vested after four years. Vesting is automatically accelerated in case of a change in control in which his employment is terminated or terms of employment are adversely modified.

Mr. Henckels received a special grant of nonqualified options for 400,000 shares of common stock in consideration of his agreement to join management as an employee and officer. The exercise price is $.33 per share and the vesting schedule is also 25% after one year and 1/48 of the original grant each month thereafter. Vesting is automatically accelerated in case of a change in control in which his employment is terminated or terms of employment are adversely modified. Mr. Henckels agreed to cancelation of options for 38,500 shares of common stock with exercise prices of $1.53 to 1.84 per share.

On the same day the board awarded grants for options to acquire shares of common stock to other employees of the Company at the same exercise price and on the same vesting schedule other than the automatic acceleration provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2018	GIGA-TRONICS INCORPORATED

By: /s/ John R. Regazzi John R. Regazzi, Chief Executive Officer